EXHIBIT 15.4

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

March 24, 2022

TotalEnergies SE

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Ladies and Gentlemen:

We hereby consent to the reference to our firm contained in the sections entitled “Assessment process for reserves” and “Statements by experts” of TotalEnergies SE’s Annual Report on Form 20-F for the year ended December 31, 2021 (the Form 20-F), and to the inclusion as an exhibit to the Form 20-F of our third-party report dated January 19, 2022, concerning our estimates, as of December 31, 2021, of the net proved oil, condensate, and gas reserves of certain fields attributable to or controlled by PAO Novatek (the Third-Party Report).

We also consent to the incorporation by reference of the reference to DeGolyer and MacNaughton in the Form 20-F and of the Third-Party Report in the Registration Statements on Form F-3 (File Nos. 333-255641, 333-255641-01, 333-255641-02, and 333-255641-03) of TotalEnergies SE, TotalEnergies Capital International, TotalEnergies Capital Canada Ltd., and TotalEnergies Capital and in the Registration Statements on Form S-8 (File No. 333-255455) of TotalEnergies SE.

Very truly yours,

/s/	DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716